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                                                 Exhibit 5.1
                   Sherman & Howard L.L.C.
                      October 11, 1996


ICG Communications, Inc.
9605 East Maroon Circle
P.O. Box 6742
Englewood, Colorado 80155-6742

Attn:  William  J.  Laggett,  Chairman  of  the  Board  of Directors

Dear Mr. Laggett:

We have acted as special counsel for ICG Communications, Inc.(the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 1,000,000 shares of ICG Communications, Inc. Common Stock, $.01 par value ("Common Stock"), which may be purchased for the accounts of participants in the 1996 ICG Communications, Inc. Employee Stock Purchase Plan (the "Plan").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plan, when paid for as contemplated by the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                           Very truly yours,

                           /s/ Sherman & Howard L.L.C.